Exhibit 10.1

PNC BANK

November 30, 2018

Northern Technologies International Corporation

Po Box 69

Circle Pines, MN 55014-0069

Re:	Renewal of Expiration Date for that certain $3,000,000.00 Committed Line of Credit ("Line of Credit") extended by PNC Bank, National Association (the "Bank") to NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION (the "Borrower")

We are pleased to inform you that the Line of Credit has been renewed. The Expiration Date of the Line of Credit, as set forth in that certain promissory note executed and delivered by the Borrower to the Bank dated December 14, 2006 (the "Note") and/or that certain loan agreement governing the Line of Credit (the "Loan Agreement"), has been extended from January 07, 2019 to January 07, 2020, or such later date as may, in the Bank's sole discretion, be designated by the Bank by written notice from the Bank to the Borrower, effective on January 08, 2019. All sums due under the Note, the Loan Agreement or any related documents, instruments and agreements (collectively as amended from time to time, the "Loan Documents") shall be due and payable on the Expiration Date, as extended hereby. All other terms and conditions of the Loan Documents governing the Line of Credit remain in full force and effect.

It has been a pleasure working with you and I look forward to a continued successful relationship. Thank you again for your business.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Chris Neve
Chris Neve
Vice President

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